                                                                    EXHIBIT 8.4

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                           October 24, 1997

                                  Salomon Inc
                              SI Financing Trust I
                        Trust Preferred Stock(sm) Units


Ladies and Gentlemen:

         We have acted as special Federal tax counsel for Salomon Inc, a Delaware corporation (the "Company"), and SI Financing Trust I, a statutory business trust created under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-3 (No. 333-02987), as amended (the "Registration Statement"), for the Registration under the Act of (a) Trust Preferred Stock(sm) Units (the "Units") consisting of Preferred Securities issued by the Trust (the "Preferred Securities") and Purchase Contracts of the Company (the "Purchase Contracts") requiring the purchase of depositary shares (the "Depositary Shares") each representing a one-twentieth interest in a share of the Company's Cumulative Preferred Stock, Series F (the "Series F Preferred Stock"), (b) Subordinated Debt Securities (the "Subordinated Debt Securities") issued by the Company, and (c) the Company's Guarantee of the Preferred Securities. The Units were issued on June 27, 1996 (the "Issue Date"). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Registration Statement.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. We assume that all transactions relating to the Trust and the securities described in the preceding paragraph were carried out in accordance with the terms of the governing documents without any amendments thereto or waiver of any terms thereof, that such documents represent the entire agreement of the parties thereto, and that all representations and warranties contained in such documents were true as of the Issue Date.

         In addition, we have been informed by the Company of the following facts, which we have assumed to be true and upon which we have relied, without independent investigation, in expressing the opinions set forth below:

         1. Each Unit was issued to the public for the Stated Amount of the Preferred Securities.

         2. As of the Issue Date, the Preferred Securities would (if rated) have been treated by one or more major rating agencies as subordinated debt for ratings purposes. As of the Issue Date, the Company's subordinated debt carried an investment grade rating and therefore, the Preferred Securities would also have carried an investment grade rating, if rated. To avoid confusion by the market, the rating agencies will most likely not rate the Preferred Securities unless and until they are separated from the Units.

         3. As of the Issue Date, the interest rate on the Subordinated Debt Securities was a market rate for subordinated debt of the Company with a 30-year term issued at par and callable after 5 years.

         4. As of the Issue Date, the dividend rate on the Series F Preferred Stock represented by the Depositary Shares was slightly above a market rate for preferred stock of the Company issued at par and having the terms of the Series F Preferred Stock that the Company would be required to pay if the Company were to issue directly such preferred stock in lieu of issuance of the Units.

         5. As of the Issue Date, the annual fee payable under the Purchase Contracts was a market rate.

         6. Under market conditions as of the Issue Date, if the Company accelerated the exercise of the Purchase Contracts immediately after issuance of the Units, immediately following such exercise the Preferred Securities standing alone would trade, if traded, at at least $105 (due to the 5-year put feature that first becomes effective upon acceleration of the Purchase Contracts).

         7. As of the Issue Date, there was a significant possibility (taking into account interest rate levels and the credit quality of the Company) that, upon the Company's acceleration of the Purchase Contracts, it would be in the interest of Unitholders to pay cash for the Depositary Shares and retain the Preferred Securities, and that in such case a market would develop for the Preferred Securities so that a significant number of Unitholders would do so.

         The question of whether a security is debt or equity for Federal income tax purposes is inherently factual, and there is no direct authority concerning the tax characterization of securities having terms similar to the Units, the Purchase Contracts or the Subordinated Debt Securities, considered individually or in any combination thereof. Nevertheless, based on the accuracy of the foregoing and on our analysis of the law and the facts, in our opinion, under current law, none of the Units, the Purchase Contracts and the Subordinated Debt Securities, considered individually or in any combination thereof, will be treated as equity of the Company for Federal income tax purposes.

         We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

         We are furnishing this opinion to you, as Representative, solely for your benefit and for the benefit of the Salomon stockholders. This opinion may not be relied upon by any other person or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose, except that we hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 (the "Form S-4") filed by Travelers Group Inc. ("Travelers") in order to register the Travelers common stock, preferred stock and depositary shares to be issued to Salomon stockholders pursuant to an Agreement and Plan of Merger dated as of September 24, 1997 among Travelers, Diamonds Acquisition Corp. and Salomon, and to the reference to us under the caption "The Merger--Federal Income Tax Considerations" in the joint proxy statement/prospectus of Travelers and Salomon dated October 24, 1997 which forms a part of the Form S-4.


                                            Very truly yours,

                                            /s/ Cravath, Swaine & Moore

Salomon Inc
     Seven World Trade Center
          New York, NY 10048

O